                                    May 12, 1998
                                                                (312) 368-4000


Prime Retail, Inc.
100 East Pratt Street
Nineteenth Floor
Baltimore, Maryland 21202

     Re:  TAX OPINION UNDER SECTION 6.2(d) OF THE MERGER AGREEMENT

Ladies and Gentlemen:

     We are acting as special counsel to Horizon Group, Inc., a Michigan corporation ("Horizon") and Sky Merger Corp., a Maryland Corporation ("Sky Merger") in connection with (A) the Joint Proxy Statement/Prospectus/Information Statement, included in the Registration Statement on Form S-4 (File No. 333-51285) (the "Merger Registration Statement"), relating to (1) the proposed merger (the "Reincorporation Merger") of Horizon with and into Sky Merger, and (2) the proposed merger (the "Corporate Merger") of Prime Retail, Inc., a Maryland corporation ("Prime"), with and into Sky Merger, and (B) the Joint Consent Solicitation Statement/Prospectus/Information Statement, contained in the Registration Statement on Form S-4 (File No. 333-50139) (the "Partnership Registration Statement"), relating to the proposed merger (the "Partnership Merger") of Horizon/Glen Outlet Centers Limited Partnership, a Delaware limited partnership ("Horizon Partnership") with and into Prime Retail, L.P. a Delaware limited partnership ("Prime Partnership"), and other transactions as discussed in the Partnership Registration Statement (the "Transactions"), (the Merger Registration Statement and the Partnership Registration Statement are referred to herein collectively as the "Registration Statements"). You have requested our opinion as to certain federal income tax matters described below.

     Unless otherwise specifically defined herein, all capitalized terms have the meaning assigned to them in the Registration Statements.

     The Reincorporation Merger, the Corporate Merger, and the Partnership Merger will be consummated pursuant to: (i) an Amended and Restated Agreement and Plan of Merger, dated as of February 1, 1998, (the "Merger Agreement") by and among Prime, Horizon, Sky Merger, Prime Partnership, Horizon Partnership, Horizon Group Properties, Inc., a Maryland corporation ("HGP"), and Horizon Group Properties, L.P., a Delaware limited partnership ("HGP LP"); (ii) the Articles of Merger, by and between Horizon and Sky Merger, entered into in connection with the Merger Agreement (the "Reincorporation Articles of Merger");
(iii) the

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Prime Retail, Inc.
May 12, 1998
Page 2


Certificate of Merger, by and between Horizon and Sky Merger, entered into in connection with the Merger Agreement (the "Reincorporation Certificate of Merger"); (iv) the Articles of Merger, by and between Prime and Sky Merger, entered into in connection with the Merger Agreement (the "Corporate Articles of Merger"); and (v) the Certificate of Merger by and between Horizon Partnership and Prime Partnership, entered into in connection with the Merger Agreement (the "Partnership Certificate of Merger").

     Pursuant to the Partnership Merger, Horizon Partnership will be merged, in accordance with the applicable provisions of the Delaware Revised Uniform Limited Partnership Act ("DRULPA"), with and into Prime Partnership, with Prime Partnership as the surviving partnership. The Partnership Merger will be voted upon, as required by law, by the partners of Horizon Partnership and the partners of Prime Partnership at special meetings.

     As of the effective time of the Partnership Merger, each of the issued and outstanding Horizon Partnership Units (other than units held by Horizon or any Horizon Subsidiary) shall be converted by the Partnership Merger into the right to receive 0.9193 of a Prime Partnership Common Unit. Each outstanding common and preferred unit of Prime Partnership will continue to represent a unit of the same class and series of partnership interest in the surviving partnership.

     Pursuant to the Reincorporation Merger, Horizon will be merged, in accordance with the applicable provisions of the Maryland General Corporation Law ("MGCL") and the Michigan Business Corporation Act ("MBCA"), with and into Sky Merger, with Sky Merger as the surviving corporation. The Reincorporation Merger will be voted upon, as required by law, by Horizon shareholders at a special meeting.

     As of the Reincorporation Merger Effective Time, and by virtue of the Reincorporation Merger, each issued and outstanding Sky Merger Common Share held by Horizon shall be canceled, and each issued and outstanding Horizon Common Share (other than Horizon Common Shares owned by Horizon or any subsidiary of Horizon, which shall automatically be canceled and retired and all rights with respect thereto shall cease to exist), shall be converted into one Sky Merger Common Share.

     Pursuant to the Corporate Merger, Prime will be merged, in accordance with the applicable provisions of the MGCL, with and into Sky Merger, with Sky Merger as the surviving corporation to be renamed "Prime Retail, Inc." ("New Prime"). The Corporate Merger will be voted upon, as required by law, by Horizon shareholders and Prime shareholders at special meetings.

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Prime Retail, Inc.
May 12, 1998
Page 3

     As of the Corporate Merger Effective Time, and by virtue of the Corporate
Merger: (i) each outstanding Sky Merger Common Share (other than shares held by Horizon or any subsidiary of Horizon) shall be converted into 0.20 of a New Prime Series B Preferred Share and 0.597 of a New Prime Common Share; (ii) each outstanding Prime Common Share shall be converted into one New Prime Common Share; and (iii) each outstanding Prime Series A Preferred Share, Prime Series B Preferred Share and Prime Series C Preferred Share shall be converted into one New Prime Series A Preferred Share, one New Prime Series B Preferred Share, and one New Prime Series C Preferred Share, respectively.

     In connection with rendering the opinions expressed below, we have examined originals (or copies identified to our satisfaction as true copies of the originals) of the following documents (collectively, the "Reviewed Documents"):

     (a) The Horizon/Glen Outlet Centers Limited Partnership Amended and Restated Agreement of Limited Partnership , dated as of
          July 14, 1995, as amended (the "Horizon Partnership Agreement");

     (b) The Amended and Restated Articles of Incorporation of Horizon, as amended on the date hereof (the "Charter") and all prior versions of the Charter;

     (c) Each Partnership Agreement (as defined below) of the Horizon Subsidiary Partnerships (as defined below), as amended;

     (d)  The Registration Statements;

     (e) Such other documents as may have been presented to us by Horizon from time to time.

     In addition, we have relied upon Horizon's certificate, dated May 12, 1998 (the "Horizon Officer's Certificate"), executed by a duly appointed officer of Horizon, which is attached hereto as Exhibit A, setting forth certain factual representations relating to the organization and operation of Horizon, Sky Merger and Horizon Partnership before the Mergers. For purposes of our opinion, we have not made an independent investigation of the facts set forth in the documents we reviewed. We consequently have relied upon your factual representations that the information presented in the documents we reviewed or otherwise furnished to us (including from your representative, Ernst & Young, LLP) accurately and completely describes all material facts relevant to our opinion. Any representation or statement in any document upon which we rely that is made "to the best of knowledge" or otherwise similarly qualified is assumed to be correct. Any alteration of such facts may adversely affect our opinions. In the course of our representation of Horizon and Sky Merger, no information has come to our attention that would cause us to question the accuracy or completeness of the factual representations contained in the Horizon Officer's Certificate or of the Reviewed Documents in a material way.

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Prime Retail, Inc.
May 12, 1998
Page 4


     In our review, we have assumed, with your consent, that all of the representations and statements set forth in the documents we reviewed are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms. We have also assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

     In rendering these opinions, we have assumed that the transactions contemplated by the Reviewed Documents will be consummated in accordance with the terms and provisions of such documents, and that such documents accurately reflect the material facts of such transactions. In addition, the opinions are based on the correctness of the following specific assumptions:
(i) at all times prior to the Partnership Merger, Horizon Partnership and the subsidiaries of Horizon that were formed as partnerships, joint ventures or limited liability companies (the "Horizon Subsidiary Partnerships") each have been operated in the manner described in the Horizon Partnership Agreement, and the respective partnership agreements, operating agreements and other organizational documents of each respective Horizon Subsidiary Partnership, respectively (hereinafter, the "Partnership Agreements"), or other organizational documents of each such entity, in the Joint Proxy Statement/Prospectus/Information Statement and the Joint Consent Solicitation Statement/Prospectus/Information Statement, and all terms and provisions of such agreements and documents have been complied with by all parties thereto;
(ii) at all times prior to the Reincorporation Merger, Horizon and Sky Merger each have been operated in the manner described in the Horizon Articles of Incorporation and the Sky Merger Articles of Incorporation or other organizational documents of each such entity, respectively, in the Joint Proxy Statement/Prospectus/Information Statement and the Joint Consent Solicitation Statement/Prospectus/Information Statement, and all terms and provisions of such agreements and documents will be complied with by all parties thereto; (iii) at all times prior to the Corporate Merger, Sky Merger will be operated in the manner described in the Sky Merger Articles of Incorporation or other organizational documents of such entity, in the Joint Proxy Statement/Prospectus/Information Statement and the Joint Consent Solicitation Statement/Prospectus/Information Statement, and all terms and provisions of such agreements and documents will be complied with by all parties thereto; (iv) Horizon is a duly formed corporation under the laws of the State of Michigan; (v) Sky Merger is a duly formed corporation under the laws of the State of Maryland; and (vi) there has been no change in the applicable laws of the States of Michigan, Maryland, or Delaware, or in the Code, the regulations promulgated thereunder by the Treasury Department, and the interpretations of the Code and such regulations by the courts and the Internal Revenue Service, all as they are in effect and exist at the date of this letter. With respect to the last assumption, it should be noted

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Prime Retail, Inc.
May 12, 1998
Page 5


that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinions could affect our conclusions. Moreover, with respect to Horizon's taxable years ending after December 31, 1997, the qualification and taxation of Horizon as a REIT depends upon its ability to meet, through actual annual operating results, distribution levels and diversity of share ownership and the various qualification tests imposed under the Code, the results of which will not be reviewed by the undersigned. No assurance can be given that the actual results of the operations of Horizon for any one taxable year will satisfy such requirements.

     Based upon and subject to the foregoing, it is our opinion that:

     (i) Horizon, for each of its taxable years ending after December 31, 1993, but on or before December 31, 1997, was organized in conformity with the requirements for qualification and taxation as a real estate investment trust (a "REIT") under Section 856 of the Code, and its method of operation has complied with the requirements for qualification and taxation as a REIT under the Code and its method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code up to the Reincorporation Merger Effective Time;

     (ii) Horizon Partnership has, since its formation, and continues to be as of the date of this opinion, classified as a partnership for federal income tax purposes, and not a corporation or association, taxable as a corporation or a publicly traded partnership under Code Section 7704 taxable as a corporation; and

     (iii) Each Horizon Subsidiary Partnership has, since its formation, and continues to be as of the date of this opinion, classified as a partnership for federal income tax purposes, and not a corporation or association, taxable as a corporation or a publicly traded partnership under Code Section 7704 taxable as a corporation.

     Other than as expressly stated above, we express no opinion on any issue relating to Horizon, Sky Merger, Horizon Partnership, or the Horizon Subsidiary Partnerships or to any investment therein.

     For a discussion relating the law to the facts and the legal analysis underlying the opinion set forth in this letter, we incorporate by reference the discussions of federal income tax issues, which we assisted in preparing, in the Joint Proxy Statement/Prospectus/Information Statement and the Joint Consent Solicitation Statement/Prospectus/Information Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion letter, and we are not undertaking to update the opinion letter from time to time.

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Prime Retail, Inc.
May 12, 1998
Page 6


     This opinion is rendered only to you and may not be quoted in whole or in part or otherwise referred to, used by, or relied upon, nor be filed with, or furnished to, any other person or entity other than Prime Shareholders in connection with the Corporate Merger, without our prior written consent. Notwithstanding the foregoing, we hereby consent to the use of this opinion as an Exhibit 8.3 to the Merger Registration Statement and the use of our name in the Joint Proxy Statement/Prospectus/Information Statement under the sections entitled "Summary--Federal Income Tax Consequences," "The Corporate Merger--Federal Income Tax Consequences," "The Reincorporation Merger--Federal Income Tax Consequences," and "Horizon Group Properties, Inc.--Federal Income Tax Consequences." In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

                                   Very truly yours,


                                   /s/ Rudnick & Wolfe
                                   --------------------------
                                       RUDNICK & WOLFE

                                      EXHIBIT A

                                 HORIZON GROUP, INC.
                                  5000 HAKES DRIVE
                            NORTON SHORES, MICHIGAN 49441

                                      May 12, 1998


Rudnick & Wolfe
203 North LaSalle Street
Suite 1800
Chicago, Illinois  60601

     Re:  Tax Opinion for Status as a Real Estate Investment
          Trust/Partnership Classification - Officer's Certificate
          ----------------------------------------------------------

Ladies and Gentlemen:

     In connection with (A) the Joint Proxy Statement/Prospectus/Information Statement, included in the Registration Statement on Form S-4 (File No. 333-51285) (the "Merger Registration Statement"), relating to: (1) the proposed merger (the "Reincorporation Merger") of Horizon Group, Inc., a Michigan corporation ("Horizon"), with and into Sky Merger Corp., a Maryland corporation ("Sky Merger"), and (2) the proposed merger (the "Corporate Merger") of Prime Retail, Inc., a Maryland corporation ("Prime") with and into Sky Merger, and (B) the Joint Consent Solicitation Statement/Prospectus/Information Statement, contained in the Registration Statement on Form S-4 (File No. 333-50139) (the "Partnership Registration Statement"), relating to the proposed merger (the "Partnership Merger") of Horizon/Glen Outlet Centers Limited Partnership, a Delaware limited partnership ("Horizon Partnership") with and into Prime Retail, L.P., a Delaware limited partnership ("Prime Partnership"), (the Merger Registration Statement and the Partnership Registration Statement are referred to herein collectively as the "Registration Statements"), we have requested your opinion concerning (i) the qualification and taxation of Horizon as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), for its taxable years ending after December 31, 1993, and (ii) the classification of Horizon Partnership and each subsidiary of Horizon formed as a partnership, joint venture or limited liability company (the "Horizon Subsidiary Partnerships"), as partnerships for federal income tax purposes. Unless otherwise specifically defined herein or in Exhibit A attached hereto, all capitalized terms have the meaning assigned to them in the Registration Statements.

     In connection with the issuance of your legal opinion as described above, Horizon, Sky Merger, and/or Horizon Partnership hereby make the following representations (intending that Rudnick & Wolfe will rely on such representations in rendering its opinion); all representations made by Horizon, Sky Merger and Horizon Partnership are made for all periods of their existence (or such other periods of time as may be specifically set forth below):

     1. No interests in Horizon Partnership held by a general partner or limited partner have ever been or will be traded on an established securities market or exchange

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May 12, 1998
Page 2

          (including an over-the-counter market). For purposes of Section 7704 of the Code the interests of Horizon Partnership are beneficially held by less than 500 partners.

     2. No interests in any Horizon Subsidiary Partnership held by a general partner or limited partner of the respective Horizon Subsidiary Partnership will be traded on an established securities market or exchange (including an over-the-counter market) or the substantial equivalent thereof.

     3. Commencing with its first taxable year ending after December 31, 1993, Horizon timely and properly filed an election to be taxed as a "Real Estate Investment Trust." Horizon has not revoked such election and has no present intention to revoke such election.

     4. At all times during each of Horizon's taxable years ending after December 31, 1993, Horizon has been managed by one or more of its trustees.

     5. At all times during each of Horizon's taxable years ending after December 31, 1993, beneficial ownership in Horizon has been evidenced by transferable shares.

     6. At no time during the last half of any taxable year of Horizon have more than 50% in value of Horizon's outstanding beneficial interests been owned, directly or indirectly, by or for five or fewer individuals as determined by applying the Attribution Rules.

     7. Beneficial ownership in Horizon was held by 100 or more persons during at least 335 days for the taxable year ending December 31, 1994 (or during a proportionate part of such taxable year if such taxable year was less than twelve months) and for all periods thereafter.

     8. Commencing with Horizon's taxable year ended December 31, 1994, and for each of Horizon's taxable years thereafter, at least ninety-five percent (95%) of the gross income of Horizon (excluding gross income from Prohibited Transactions) has been and is expected to be derived from (i) dividends, (ii) interest, (iii) rents from real property,
          (iv) gain from the sale or other disposition of stock, securities and real property (including Interests in Real Property and interests on mortgages on real property), but excluding gain on real property which is Code Section 1221(1) Property, (v) abatements and refunds of taxes on real property, (vi) income and gain derived from Foreclosure Property, (vii) amounts (other than amounts, the determination of which depends in whole or in part on income or profits of any person) received or accrued as consideration for

May 12, 1998
Page 3


          entering into agreements (A) to make loans secured by mortgages on real property or on Interests in Real Property, or (B) to purchase or lease real property (including Interests in Real Property and interests in mortgages on real property), and (viii) gain from the sale or other disposition of Real Estate Assets that is not a Prohibited Transaction.

     9. Commencing with Horizon's taxable year ended December 31, 1994, and for each of Horizon's taxable years thereafter, at least seventy-five (75%) of the gross income of Horizon (excluding gross income from Prohibited Transactions) has been and is expected to be derived from
          (i) rents from real property, (ii) interest on obligations secured by mortgages on real property or on Interests in Real Property, (iii) gain from the sale or disposition of real property (including Interests in Real Property and interests in mortgages on real property), but excluding gain from real property which is Code Section 1221(1) Property, (iv) dividends or other distributions on, and gain (other than gain from Prohibited Transactions) from the sale or other disposition of, transferable shares or beneficial certificates in other Real Estate Investment Trusts, (v) abatements and refunds of taxes on real property, (vi) income and gain derived from Foreclosure Property, (vii) amounts (other than amounts, the determination of which depends in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements (A) to make loans secured by mortgages on real property or on Interests in Real Property or (B) to purchase or lease real property (including Interests in Real Property and interests in mortgages on real property), (viii) gain from the sale or other disposition of a Real Estate Asset which is not a Prohibited Transaction, and (ix) Qualified Temporary Investment Income.

     10. Less than 30% of the gross income of Horizon in its taxable years ending December 31, 1994, 1995, 1996, and 1997 was derived from the sale or other disposition of (i) stock or securities held for less than one year; (ii) property in a Prohibited Transaction; and
          (iii) real property (including Interests in Real Property and interests in mortgages on real property) held for less than four years other than property compulsorily or involuntarily converted (by means of destruction, theft, seizure, requisition, condemnation or threat of imminence thereof) and Foreclosure Property.

     11. Neither Horizon nor the Horizon Partnership has entered into any agreement or arrangement (and each has taken all measures within its control to ensure that no subsidiary of Horizon classified as a Qualified REIT Subsidiary ("QRS") and no Related Partnership, has entered into any agreement or arrangement) in connection with the rental of real property under which amounts payable to

May 12, 1998
Page 4


          Horizon, the Horizon Partnership, any Related Partnership or QRS are dependent in whole or in part on the income or profits derived from any tenant (or subtenant) of such properties (except that such amounts may be based on a fixed percentage or percentages of gross receipts or sales).

     12. Neither Horizon nor the Horizon Partnership has rendered services themselves or through the Horizon Partnership, a Related Partnership, or any other affiliate in regard to a real property in which Horizon, directly or through the Horizon Partnership or a Related Partnership, had an interest that is less than or equal to 50% unless Horizon
          (i) obtained either a ruling from the Internal Revenue Service or an opinion of counsel that the provision of such services would not disqualify the income from such real property as rents from real property or (ii) determined that, if the income from such real property did not qualify as rents from real property, such income (along with other nonqualifying income) would not cause Horizon to fail to meet the tests described in representations (8) and (9) above.


     13.  For the taxable years ending December 31, 1994, 1995, 1996, and 1997
          (i) less than 15% of the rent received by Horizon, the Horizon Partnership, any Related Partnership or QRS in regard to each of the real properties owned directly or indirectly and/or leased by any of them (the "Properties") was attributable to personal property; and
          (ii) all personal property contained in the Properties was leased under or in connection with a lease of the real property contained in the Properties.

     14. Horizon and the Horizon Partnership expect that, and each will take all measures within its control to ensure that, for any taxable year ending after December 31, 1997, (i) less than 15% of the rent received by Horizon, Horizon Partnership, any Related Partnership or QRS in regard to each of the Properties will be attributable to personal property; and (ii) all personal property contained in the Properties will be leased under or in connection with a lease of real property contained in the Properties.

     15. For its taxable years ending December 31, 1994, 1995, 1996, and 1997 no more than a DE MINIMIS amount of rent received by Horizon, the Horizon Partnership or any Related Partnership for the Properties was received or accrued directly or indirectly from any person in which Horizon owns (i) in the case of a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total number shares of all classes of stock; or
          (ii) in the case of an entity other than a corporation, an interest of 10% or more in the assets or net profits of such entity. For purposes of this representation, ownership

May 12, 1998
Page 5


          will be determined by taking into account the Modified Attribution Rules.

     16. Horizon and Horizon Partnership each will take all measures within its control to ensure that, for any of its taxable years ending after December 31, 1997, no more than a DE MINIMIS amount of rent received by Horizon, Horizon Partnership, any Related Partnership or QRS for the Properties will be received or accrued directly or indirectly from any person in which Horizon owns (i) in the case of a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total number of shares of all classes of stock; or (ii) in the case of an entity other than a corporation, an interest of 10% or more in the assets or net profits of such entity. For purposes of this representation, ownership will be determined by taking into account the Modified Attribution Rules.

     17. Neither Horizon, Horizon Partnership, nor any Related Partnership or QRS or affiliate of any of them has entered into any agreement or arrangement for the performance of services to tenants of the Properties, other than an agreement or arrangement for services not rendered primarily for the convenience of the tenants of the Properties and customarily furnished or rendered in connection with the rental of real property, pursuant to which (i) an entity that fails to qualify as an Independent Contractor will furnish any services to tenants of the Properties or (ii) Horizon, the Horizon Partnership or a Related Partnership, QRS or affiliate of any of them derives any income from an entity providing services to Property tenants that is required to qualify as an Independent Contractor.

     18. At the close of each quarter during its existence as a REIT, at least 75% of the value of the Total Assets of Horizon consisted of Real Estate Assets, cash and cash items (including receivables which arise in the ordinary course of Horizon's operation but not receivables purchased from another person) and government securities, and not more than 25% of the value of its assets was represented by securities (other than government securities).

     19. Horizon will take all measures within its control to ensure that, at the close of each quarter during each of its taxable years ending after December 31, 1997, at least 75% of the value of the Total Assets of Horizon will consist of Real Estate Assets, cash and cash items (including receivables which arise in the ordinary course of Horizon's operations but not receivables purchased from another person) and government securities, and not more than 25% of the value of Horizon's respective assets was represented by securities (other than government securities).

May 12, 1998
Page 6

     20. At the close of each quarter in each of Horizon's taxable years ending after December 31, 1993, Horizon has not owned (either directly or indirectly through Horizon Partnership, or any Related Partnership or other affiliate) securities in any one issuer having an aggregate value in excess of 5% of the value of the Total Assets of Horizon.

     21. Horizon will take all measures within its control to ensure that, at the close of each quarter of each taxable year ending after its taxable year ended December 31, 1997, it does not own (either directly or indirectly through Horizon Partnership, Prime Partnership, or any Related Partnership or other affiliate) securities in any one issuer having an aggregate value in excess of 5% of the value of the Total Assets of Horizon.

     22. At no time has Horizon owned (either directly or indirectly through the Horizon Partnership or any Related Partnership or other affiliate) any securities in any issuer representing in excess of 10% of the outstanding voting securities of such issuer, unless such issuer is a Qualified REIT Subsidiary.

     23. Horizon will take all measures within its control to ensure that, at the close of each quarter of each taxable year ending after December 31, 1997, it will not own (either directly, or indirectly, through Horizon Partnership, or any Related Partnership or other affiliate) any securities in any issuer representing in excess of 10% of the outstanding voting securities of such issuer, unless such issuer is a Qualified REIT Subsidiary.

     24. Horizon, the Horizon Partnership and any Related Partnerships have at all times during their existence held the Properties (and all other assets) for investment purposes and not as (i) stock in trade or other property of a kind which would properly be included in inventory if on hand at the close of the taxable year, or (ii) property held primarily for sale to customers in the ordinary course of its trade or business.

     25. Commencing with Horizon's taxable year ending December 31, 1994, and for each of Horizon's taxable years thereafter, Horizon has paid and expects to pay dividends (without regard to capital gains dividends) equal to or in excess of the sum of (i) ninety-five percent (95%) of Horizon's REIT Taxable Income for the year (determined without regard to the deduction for dividends paid and by excluding any net capital gain), and (ii) ninety-five percent (95%) of the net income from Foreclosure Property (after the tax imposed thereon by Section 857(b)(4)(A) of the Code), minus (iii) any Excess Noncash Income.

May 12, 1998
Page 7


     26. As required by Regulation Section 1.857-8, for each year commencing with Horizon's first taxable year ending after December 31, 1993, Horizon (i) has maintained and will maintain the necessary records relating to the actual ownership of its stock, (ii) has made and will make the requisite information requests of its shareholders regarding stock ownership, and (iii) has maintained and will maintain a list of the persons failing or refusing to comply in whole or in part with Horizon's demand for statements regarding stock ownership.

     27. Horizon has adopted a calendar year accounting period and has not changed nor sought the consent of the Secretary of the Treasury or his delegate to change Horizon's accounting period and has taken all measures within its control to retain a calendar year accounting period.

     28. Any representations herein as to the Properties will also be true with respect to properties acquired by Horizon Partnership or any Related Partnership or other affiliate after the date hereof.

     29. None of the liabilities incurred by Horizon, Sky Merger, Horizon Partnership or any Related Partnership during the two-year period immediately preceding the date hereof were incurred in anticipation of any of the transactions described in the Registration Statement.

     30. The undersigned is familiar with the requirements for qualification as a REIT under the Code and believes that (i) Horizon has satisfied such requirements for all periods of since its initial election to be taxed as a REIT and (ii) Horizon will satisfy such requirements for all periods after its taxable year ending December 31, 1997.

     31. Horizon has operated in accordance with the Michigan Business Corporation Act and all other laws of the State of Michigan, the Horizon Amended and Restated Articles of Incorporation, the Horizon Bylaws and in the manner described in the Registration Statements.

     32. Sky Merger has operated in accordance with the Maryland General Corporation Law and all other laws of the State of Maryland, the Sky Merger Amended and Restated Articles of Incorporation, the Sky Merger Bylaws and in the manner described in the Registration Statements.

     33. Sky Merger has not nor will it own any assets or conduct any business until the Corporate Merger Effective Time.

May 12, 1998
Page 8


     34. Neither Horizon, Sky Merger, Horizon Partnership, nor any Related Partnership or other affiliate was notified by the IRS in writing on or before May 8, 1996, that the entity's classification was under examination.

     35. Horizon Partnership holds direct and indirect interests in the Horizon Subsidiary Partnerships. Regarding any Horizon Subsidiary Partnerships in existence prior to January 1, 1997, each Horizon Subsidiary Partnership claimed to be a partnership for federal income tax purposes and did not elect to be treated as a corporation or association taxed as a corporation. Regarding any Horizon Subsidiary Partnership formed on or after January 1, 1997, no such Horizon Subsidiary Partnership has, as of the date hereof, elected to be treated as other than a partnership for federal income tax purposes.

     36. The undersigned is a duly elected officer of Horizon, and will be a duly elected officer of Horizon as of the effective time of the Reincorporation Merger Effective Time, and is a duly elected officer of Sky Merger as of the Corporate Merger Effective Time. In such capacity, the undersigned has access to relevant information regarding each of the factual matters set forth above and has consulted with other employees and officers of Horizon and the Horizon Partnership regarding such factual matters, none of whom have disagreed in any respect with any of the representations set forth above.

     37. Horizon has advised you of any matter of which it has been advised by independent legal counsel or accounting advisors or of which Horizon or its employees is aware that could, if adversely decided, adversely affect Horizon's ability to satisfy the requirement for continued taxation as a REIT under the Code.

     The foregoing is provided in connection with the preparation of your opinion. We understand that your opinion will be premised on the basis that all of the facts, representations and assumptions on which you are relying, whether contained herein or elsewhere, are accurate and complete and will be accurate and complete on the date the Registration Statement is filed.


                               Very truly yours,

                               HORIZON GROUP, INC., a Michigan
                               corporation

                               By:         /s/ James S. Wassel
                                  --------------------------------------------
                                   Name:       James S. Wassel
                                        --------------------------------------
                                   Its:  President and Chief Executive Officer
                                        --------------------------------------

                               SKY MERGER CORP., a Maryland
                               corporation


                               By:         /s/ James S. Wassel
                                  --------------------------------------------
                                   Name:       James S. Wassel
                                        --------------------------------------
                                   Its:           President
                                        --------------------------------------

                                      EXHIBIT A

                                     DEFINITIONS

     "ATTRIBUTION RULES": the rules of ownership described in Section 856(h) of the Code.

     "CONSTRUCTIVE" or "CONSTRUCTIVELY": the constructive stock ownership rules of Section 318 of the Code, as modified by Section 856(d)(5) of the Code.

     "EXCESS NONCASH INCOME": the excess of (i) the sum of (A) all interest, original issue discount and other income includible in income with respect to debt instruments received upon the sale of property over the money and fair market value of property received with respect to such instruments and (B) income recognized upon the disposition of real estate if there is a determination that Section 1031 of the Code (like-kind exchanges) does not apply to the disposition and the failure to satisfy the requirements of Section 1031 of the Code was due to reasonable cause and not willful neglect, over (ii) five percent (5%) of REIT Taxable Income (without regard for the deduction for dividends paid and excluding any net capital gain).

     "FORECLOSURE PROPERTY": any real property (including Interests in Real Property), and personal property incident to such real property, acquired by Horizon and/or its affiliates as a result of Horizon and/or its affiliates having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was default (or default was imminent) on a lease of such property or on an indebtedness which such property secured; provided that an election for foreclosure property status under Section 856(e)(5) of the Code is in effect with respect to such property and such election has not been terminated under
Section 856(e)(4) of the Code. Such term does not include property acquired by Horizon and/or its affiliates as a result of indebtedness arising from the sale or other disposition of property of Horizon and/or its affiliates which is
Section 1221(1) Property which was not originally acquired as foreclosure property.

     "INDEPENDENT CONTRACTOR": means any person other than (i) any person owning (actually or Constructively) more than 35% of the shares of Horizon; (ii) any corporation in which persons owning 35% or more of the shares of Horizon own (actually or Constructively) more than 35% of the voting power with respect to the stock of such corporation; or (iii) any entity other than a corporation in which persons owning 35% or more of the shares of Horizon own actually or Constructively) more than a 35% interest in the assets or net profits of such entity.

     "INTERESTS IN REAL PROPERTY": includes fee ownership and co-ownership of land or improvements thereon, leaseholders of land or improvements thereon, options to acquire land or improvements thereon, and options to acquire leaseholds of land or improvements thereon, but does not include mineral, oil or gas royalty interests.

     "MODIFIED ATTRIBUTION RULES":  the rules of ownership described in Code
Section 318 as modified by Code Section 856(d)(5).

     "PROHIBITED TRANSACTION": the sale or other disposition of Section 1221(1) Property, other than Foreclosure Property, unless (i) the property sold was a Real Estate Asset; (ii) Horizon and/or its affiliates held the Real Estate Asset for at least four years; (iii) the aggregate expenditures made by Horizon and/or its affiliates during the four (4) year period preceding the date of the sale which are includible in the basis of the Real Estate Asset does not exceed thirty percent (30%) of the net selling price of such asset; (iv) (A) during the taxable year Horizon and/or its affiliates did not make more than seven sales of property (other than Foreclosure Property) or (B) the aggregate adjusted bases (as determined for purposes of computing earnings and profits) of the REIT's property (other than Foreclosure Property) sold during the taxable year does not exceed ten percent (10%) of the aggregate adjusted bases (as so determined) of all the assets of the REIT as of the beginning of the taxable year; (v) in the case of property, which consists of land or improvements, not acquired through foreclosure (or deed in lieu of foreclosure), or lease termination, Horizon and/or its affiliates has held the property for not less than four (4) years for production of rental income; and (vi) if the requirement of clause (iv)(A) is not satisfied, substantially all of the marketing and development expenditures with respect to the property were made through an Independent Contractor from whom Horizon and/or its affiliates does not directly or indirectly derive gross income (including but not limited to dividends). For purposes of clause (iv)(B) of the preceding sentence, the REIT will be treated as owning its proportionate share of the adjusted bases of assets owned by its affiliates.

     "QUALIFIED REIT SUBSIDIARY": any corporation if 100 percent of the stock of such corporation is held by Horizon.

     "QUALIFIED TEMPORARY INVESTMENT INCOME": any income which (i) is attributable to stock, or a bond, debenture, note, certificate or other evidence of indebtedness (excluding any annuity contract which depends (in whole or in substantial part) on the life expectancy of one or more individuals, or is issued by an insurance company subject to tax under subchapter L of the Code
(1) in a transaction in which there is no consideration other than cash or another annuity contract meeting the requirements of this definition, (2) pursuant to the exercise of an election under an insurance contract by a beneficiary owner thereof on the death of the insured party under such contract, or (3) in a transaction involving a qualified pension or employee benefit plan),
(ii) is attributable to the temporary investment of new capital (amounts received upon the issuance of stock of Horizon or upon a public offering of debt obligations of Horizon having maturities of at least five years) received by Horizon and (iii) is received or accrued during the one year period beginning on the date Horizon received such capital.

     "REAL ESTATE ASSET": real property (including Interests in Real Property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other

Real Estate Investment Trusts. Such term also includes any property (not otherwise a Real Estate Asset) attributable to the temporary investment of new capital (amounts received upon the issuance of stock of Horizon or upon a public offering of debt obligations of Horizon having maturities of at least five years), but only if such property is stock or a debt instrument, and only for the one-year period beginning on the date Horizon receives such capital.

     "REAL ESTATE INVESTMENT TRUST": a real estate investment trust which meets the requirements of Sections 856 through 860 of the Code.

     "REIT TAXABLE INCOME": "Real estate investment trust taxable income" as defined in Section 857(b) of the Code, which generally equals the taxable income of Horizon, computed with the dividends-paid deduction as defined in Section 561 of the Code (except that the portion of such deduction attributable to net income from Foreclosure Property is excluded), excluding any net income from Foreclosure Property, and computed with a deduction for any tax imposed under
Section 857(b)(5) of the Code (I.E., tax on the failure to meet the seventy-five percent (75%) or ninety-five percent (95%) income tests).

     "RELATED PARTNERSHIP": any entity classified as a partnership for federal tax purposes in which Horizon or the Horizon Partnership, directly or indirectly owns an interest.

     "SECTION 1221(1) PROPERTY": stock in trade of Horizon and/or its affiliates or other property of a kind which would properly be included in inventory of Horizon and/or its affiliates if on hand at the close of the taxable year, or property held by Horizon and/or its affiliates primarily for sale to customers in the ordinary course of its trade or business.

     "TOTAL ASSETS": the gross assets of Horizon determined in accordance with generally accepted accounting principles.